United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2009

GeoPharma, Inc.
(Exact name of registrant as specified in its charter)

FL	001-16185	59-2600232
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6950 Bryan Dairy Road, Largo, FL	33777
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (727) 544-8866

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 15, 2009, GeoPharma, Inc. (the "Company") reached an agreement with the Schering Corporation ("Schering"), and Sepracor, Inc. and the University of Massachusetts (collectively, "Sepracor") settling all Hatch-Waxman litigation relating to Desloratadine tablets (5 mg), with the Company receiving a license under all relevant patents.

The agreement provides for potential modification of select terms based on certain events and developments. The specific financial terms and conditions of the agreement have not been disclosed due to confidentiality obligations agreed to by the parties. The agreement is subject to review by the United States Federal Trade Commission and Department of Justice.

The Company had earlier filed a Paragraph IV certification to, among others, U.S. Patent Nos. 6,100,274, 7,214,683 and 7,214,684, contesting that these patents were either invalid or had not been infringed upon, which resulted in the subsequent litigation by Schering and Sepracor.

Under the terms of the settlement, the Company can commercially launch its generic Desloratadine product, with 6 months marketing co-exclusivity, on July 1, 2012, or earlier in certain circumstances. The new product launch may be a prescription or over-the-counter (OTC) product depending on its status at the time of launch. The Company's product is pending FDA approval and seeks an AB-rating as equivalent to Schering's Clarinex® tablets indicated for the treatment of seasonal allergic rhinitis and perennial allergic rhinitis.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits. The following documents are filed as exhibits to this report:

       99.1       Press release issued January 20, 2009.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeoPharma, Inc.
Date: January 20, 2009	/s/ MIHIR K. TANEJA Mihir K. Taneja Chief Executive Officer /s/ CAROL DORE-FALCONE Carol Dore-Falcone Senior Vice President and Chief Financial Officer